Exhibit 10.3

INDEFINITE DURATION EMPLOYMENT CONTRACT

BETWEEN:

SWM Luxembourg, a société à responsabilité limitée duly incorporated and validly existing under the laws of the Grand-Duchy of Luxembourg, with registered office at 17 rue Edmond Reuter L-5326 Contern, Grand-Duchy of Luxembourg, with a share capital of EUR 10,691,750 and registered with the Registre de Commerce et des Sociétés, Luxembourg under number B 180.186, duly represented by Urszula Jarosz-Kuberska, HR Director-Engineered Papers.

(hereinafter referred to as the “Employer");

AND:

Omar Hoek, born on the 23rd of February 1969, residing at 14 Rue de l ‘independence L-8021 Strassen Luxembourg.

(hereinafter referred to as the “Employee");

Jointly referred to as the “Parties”,

PRELIMINARY

WHEREAS the Employer wishes to employ the Employee as from January 1, 2020 (the “Effective Date”), under the terms and conditions set forth in the present employment agreement (the “Contract”) and the Employee agrees to enter into the Contract under the conditions set out below.

IT IS AGREED AS FOLLOWS:

Article 1.	Functions of the Employee

The Employee is hired as Executive Vice President, Engineered Papers in order to, as its main responsibility, serve as the Leader for the business unit globally leading the overall Paper manufacturing and RTL manufacturing operations. Additionally, the role is responsible for sales, marketing, account management, general plant operations, research and development, engineering, supply chain, quality, regulatory affairs, and financial planning/results.

His duties will also include all the usual duties of a person acting as Executive Vice President, Engineered Papers, without prejudice to any other tasks that may be assigned to him by the Employer. Further, the Employee will serve without additional compensation on the board of directors or as an executive officer of subsidiaries of SWM (as defined below), including without limitation as a board member of entities incorporated in Luxembourg and China and as president of the entities incorporated in France, and to perform the functions inherent in such positions in accordance with the applicable law.

In the performance of his duties, the Employee will receive instructions from, and will report to, Jeffrey Kramer, Chief Executive Officer (the “CEO”) of Schweitzer-Mauduit International., Inc. (“SWM”) who in turn reports to the Company Board of Directors, or a direct report to the CEO (including any COO), as determined by the CEO as appointed and/or designated for this purpose by the Employer as the business deems fit. The Employee expressly agrees that a change in the person from whom he receives his instructions and to whom he shall report will not be considered as a substantial amendment to the Contract.

The Employee shall at all times perform his duties in compliance with the applicable laws and any rules, policies and procedures of the Employer.

The Employee is expected to be flexible in the duties carried out during his employment and the Employer reserves the right to vary his duties from time to time as it thinks fit, provided that the Employer shall not materially reduce the Employee’s duties and responsibilities.

Article 2.	Terms of the employment

The Contract will start as of the Effective Date for an indefinite duration. This Effective Date will be the reference date when service length is required to apply the Labour Code provisions.

Article 3.	Place of work

The Grand Duchy of Luxembourg shall be the Employee’s principal physical place of work and he shall carry out his duties in the Employer’s offices, currently located in Contern, without prejudice to the right of the Employer to reasonably require the performance of said work elsewhere on an occasional basis.

Notwithstanding the place of the above office of the Employer, the place of work may be transferred to an alternative location in the Grand Duchy of Luxembourg, depending upon the needs of the Employer. In any event, the Employee hereby expressly agrees that the transfer of the registered office of the Employer, or of its place of work, to any other location within the Grand Duchy of Luxembourg, shall not be regarded as a substantial amendment to this Contract. Should the Employee locate his primary residence outside the Grand Duchy of Luxembourg, this contract shall be voided immediately and benefits shall cease to accrue. The Employee shall maintain his primary residence within the Grand Duchy of Luxembourg for the whole duration of his employment as this is consistent with the Company’s current tax and other growth strategy.

The Employee is required to, and shall, make all trips in the European Union, the United States, China, Brazil, and any other country as necessary for the proper performance of the Contract.

Article 4.	Working hours

The Employee will work full-time and his normal duration of work will be 40 hours per week and 8 hours per day from Monday to Friday.

The normal working hours are from 8:00 a.m. to 12.00 p.m. in the morning and from 2:00 p.m. to 6:00 p.m. in the afternoon.

The Employee acknowledges and accepts that such working hours may vary depending on the needs of the Employer.

The Employee further acknowledges and accepts that he qualifies as a senior executive (“cadre supérieur”) pursuant to article L. 211-27 of the Luxembourg Labour Code. Therefore, the Employee is expected to adopt a flexible approach to working hours. In light of his high-level responsibilities implying a significant degree of independence in the organization of his working time and place of work, the working hours may vary according to the needs of the Employer.

The Employee expressly acknowledges that, being a cadre supérieur, he may be required to work overtime, or on Sundays without additional salary, or compensatory time-off.

Article 5.	Remuneration

Effective January 1, 2020, the annual gross base remuneration is fixed at an amount equivalent to THREE HUNDRED SIXTY THOUSAND EUROS (360,000€), based on the wage index applicable at the Effective Date, and is paid in twelve monthly instalments, at the end of each month, after deductions of social security contributions and payroll taxes provided for by the law.

As an incentive for the Employee to join SWM, a one-time cash sign-on bonus of FIFTY THOUSAND EUROS (50,000€), shall be paid within the first thirty days of employment.

Article 6.	Annual Bonus

The Employee will be entitled to a variable compensation with a target bonus equal to 60% of his annual base salary, subject to approval by the Compensation Committee of the Board of Directors of SWM (the “Committee”), payable upon reaching set objectives and calculated in accordance with annually established rules. The Employee acknowledges and accepts that the right to the payment of such variable compensation for a given year will accrue to him (provided he achieved successfully the objectives set to him for that year) no later than March 31 of the following year and provided that he is employed as of December 31 of the year to which the variable compensation applies. Participation in the Annual Bonus program shall commence January 1, 2020 and continue annually thereafter.

As a consequence, in case of termination during a given year, for any reason, the Employee is not entitled to any variable compensation for that year.

The Employer may from time-to-time grant a further bonus to the Employee in its sole discretion and based on criteria that may vary from time to time, being expressly agreed that any bonus granted to the Employee and not included in the salary shall be considered as a gift, whatever its frequency and its amount, and shall not constitute a vested right.

Article 7.	Long Term Incentive Plan

The Employee will be eligible for participation in SWM’s Long-Term Incentive Plan (Schweitzer-Mauduit International Inc. 2015 Long-Term Incentive Plan) subject to approval by the Compensation Committee of the Corporate Board of Directors. The current 2015 target Long Term Incentive Plan award opportunity is 75% of the Employee’s January 1 annual base salary. The Employee’s performance standards, award opportunity and measurements will continue to be set by the Committee upon recommendation by the CEO for each measurement period. Initial participation will be effective January 1, 2020 and continue annually thereafter.

Article 8.	Restricted Stock Award

As a retention incentive, the Employee shall receive 7,000 Restricted Shares of SWM stock with ½ vesting at Employee’s second employment anniversary and the remaining ½ vesting at the Employee’s fourth employment anniversary. These shares will be awarded after completion of thirty days of employment with SWM.

Article 9.	Company car

Employer will provide a premium level automobile during the term of the Contract. The Employee will benefit from a maximum annual base lease (excluding VAT) of €1,200. The auto will be fully expensed and the Employee acknowledges this is a taxable benefit pursuant to local tax legislation. This benefit may vary in value according to the actual car provided and effective date of lease.

Article 10.	Lunch vouchers

The Employer will provide to the Employee lunch vouchers of a value of 10.80€ for each day worked in Luxembourg, each provided pursuant to local tax legislation.

Article 11.	Assurance de Groupe

The Employee will be entitled to benefit from an “Assurance de Groupe” to cover death and disability and provide an additional pension scheme. The Employee is automatically enrolled to participate in the supplemental medical plan. He acknowledges and accepts that he will have to contribute in addition to the Employer’s contribution to the plan. Contribution rates may vary depending on the contract evolution. The rights of the Employee to the benefits related to such plan will be detailed in the terms and conditions of the plan, a copy of which will be provided to the Employee and attached to this Contract as soon as available.

Medical Insurance: A compulsory medical insurance will be offered through the company with a 75% Employer/25% Employee contribution split for the coverage offered.

Life and Disability Insurance: A scheduled disability coverage will be offered with a maximum annual benefit of €75,000. Subject to a medical questionnaire and underwriting approvals, life insurance coverage of up to 300% of annual base salary may be available, dependent upon underwriting.

Pension Scheme: Employer contribution of 4% of first 10,355.50€ gross salary per month (2019 Luxembourg Social Security Ceiling). For gross salary and eligible amounts (AGSA) in excess of 10,355.50€ per month (2019), the Employer contribution will be 8%. The Employer pension contribution amounts will be indexed annually in coordination with the published Luxembourg Social Security Ceiling.

Article 12.	Annual Holidays

The Employee will be entitled to the minimum annual holidays provided for by the Luxembourg Labour Code, being 26 days per year at the effective date of the signed Contract (pro-rated in case of start or termination during the year). In addition, the Employee will be entitled to public holidays in accordance with the provisions of the Luxembourg Labour Code.

The Employee must apply for his holidays with sufficient notice. This annual holiday must be taken in accordance with the Employer’s requirement of service and with the holiday requests of other employees, taking into consideration as much as possible the reasonable wishes of the Employee, and all the other laws governing the matter.

Holidays shall be taken during the course of the calendar year. However, should circumstances related to the needs of the Employer not allow the Employee to take all of his holidays, the remaining holidays at the end of the calendar year may exceptionally be carried forward in accordance with the internal rules of the Employer then in effect.

Article 13.	Termination of the Contract

Any party who wishes to terminate the Contract shall notify the other party of the termination by registered letter with acknowledgement of receipt, a copy of the notice of termination. The duration of the applicable notice period will be fixed in accordance with articles L.124-1 and seq. of the Luxembourg Labour Code. The Employee shall not lose the right to any legally required severance/separation benefits which may accrue under Luxembourg law.

The above is without prejudice to the ability for either party to terminate the Contract without notice in cases provided for by Luxembourg laws

Article 14.	Exclusivity

The Employee shall not, at any time during the Contract, carry out any other professional activity, whether as employee or independent. Any other professional activity is strictly prohibited and will immediately lead to the termination of this Contract.

The Employee shall not, at any time during the period of the Contract accept any mandate without prior written consent given by the Employer in order not to prejudice the work he has to perform on behalf of the Employer or the interest or the reputation of the latter.

Article 15.	Confidentiality

The Employee undertakes both during the performance of the Contract and at any time after the termination thereof, to observe the strictest confidentiality as to all confidential information or data collected during the employment relationship.

Any disclosure, which is not necessary for the performance of the Employee’s duties under this Agreement, to persons or entities, other than to employees of the Employer and its affiliates or third parties subject to confidentiality obligations at least as stringent as those contained in this Contract, of confidential information or data has to be specifically authorized by written and formal consent of the CEO.

During the Contract and any time after the termination thereof, the Employee shall refrain from:

–	using confidential information or data governed by this article for his own profit, outside the scope of the Contract; and

–	performing or taking part in any act of unfair competition.

Any infringement, even minor, to the provisions of this article shall be considered as gross misconduct justifying the immediate termination of the Contract without notice or severance payment, without prejudice to any other claim or proceeding which may be undertaken by the Employer.

Article 16.	Non solicitation of clients and employees

Recognizing that, among other things, the identity and business terms of clients, as well as the identities and employment performance of employees, constitute business secrets of Employer, the Employee hereby undertakes that during his employment and for a period of twenty-four (24) months following the termination, for any reason whatsoever, of the Contract, he will not, on his own account or on behalf of any other individual or legal person, whether directly or indirectly:

–
solicit (e.g., to have contact with, or to lend assistance in any way to), interfere with, or endeavour to entice away from the Employer, or from any other company belonging to the same group, any individual or legal person who at the date of termination of the Contract, or who in the twelve months immediately prior to the termination of the Contract, was a prospect or a client of the Employer, or of any other company belonging to the same group, with whom during that twelve-month period the Employee had business dealings or who during that twelve-month period was negotiating with the Employee in relation to all or part of the Employer’s, or of any other company belonging to the same group’s, business;

–
have any business dealings with any individual or legal person who at the date of termination of the Contract, or who in the twelve months immediately prior to the termination of the Contract, was a prospect or a client of the Employer, or of any other company belonging to the same group, with whom during that twelve-month period the Employee had business dealings or who during that twelve-month period was negotiating with the Employee in relation to all or part of the Employer’s, or of any other company belonging to the same group’s, business;

–
solicit, interfere with or endeavor to entice away from the Employer, or from any other company belonging to the same group, any employee or any independent consultant engaged by the Employer, or by any other company belonging to the same group.

The Employee hereby further undertakes that prior to the termination of the Contract, he shall not discuss his departure with any affiliated Employer, client or prospect of the Employer, or of any other company belonging to the same group, and/or with the Employer’s, or any other company belonging to the same group’s, personnel, without the prior written consent of the Employer.

Article 17.	Ownership

All proprietary documents, including electronic documents, and equipment used by the Employee or put at his disposal during the employment relationship shall remain the exclusive property of the Employer and must be returned to the latter immediately upon request, and in all events, upon termination of the Contract, in a condition appropriate to its normal use. No copies of any proprietary documents shall be kept by the Employee. All inventions created by the Employee in the scope of the Employer’s business activity and during his employment shall be owned by the Employer.

Article 18.	Intellectual property rights

19.1 Definitions

For the purposes of this article, “Intangible Properties” means:

–	any creation protected, or which may be protected, by an intellectual property right;

–	any trade and corporate secret as defined in article 309 of the Criminal Code;

–
any other intangible properties, such as, but not limited to, data, information and secrets, used, or which can be used, within the framework of the undertaking of the Employer or of its activities, and that come to the knowledge of the Employee in the framework of the performance of his duties, or in connection with the performance of his duties, during his employment relationship with the Employer;

–	any work or creation with a commercial, artistic, functional, technical, organizational or aesthetic purpose.

This provision applies to any Intangible Properties that the Employee may create and/or hold in the framework of the performance of his duties or in connection with the performance of his duties during his employment relationship with the Employer (irrespective of his status (independent, volunteer, shareholder or director)).

For the purposes of this article, “Creations” means any Intangible Properties conceived, developed or realized, entirely or partially (that includes creations completed by the Employee on the basis of prior preparatory work and preparatory work realized prior to the termination of the employment relationship), by the Employee and which are connected to the work performed by his for the Employer.

The Creations include any creation realized by the Employee, either:

–	during the performance of a task regarding the creation of an Intangible Property and which is within the actual duties of the Employee;

–	during the performance of studies, research, or works explicitly given to him;

–	during the performance of his duties or of his training;

–	in the area of the activities of the undertaking of the Employer; or

–	by the knowledge or the use of techniques or means specifically linked to the undertaking of the Employer or to data procured by it.

It is specified that the fact that the Creation was made outside of regular working hours or in the absence of specific instructions from the Employer is not in itself sufficient to exclude the Creation from the definition mentioned above (in particular where Company material and equipment was used to create the Creation).

19.2 Owner of the rights

The Employer and the Employee expressly agree that the benefit of the Creations accrue to the Employer in its entirety.

As a consequence, in all cases where the law grants intellectual property rights over the Creations, the Employer will become the owner of such rights and can therefore proceed to any and all formalities relating to their filing and/or registration (it being noted that such formalities are not mandatory toward the Employer).

The Employer is entitled to use the Creations as it sees fit, and includes its right to:

–	exploit them itself;

–	assign and transfer them;

–	license them to a third-party for exploitation;

–	destroy them;

–	waive their exploitation without such waiver having as a consequence a waiver of its rights and without the fact that the Employee can challenge such decision; or

–	modify them in any way it sees fit or incorporate them in to any other Intangible Properties.

The Employee waives his rights to:

–	claim any right attached to his capacity as creator of the Creations; or

–	oppose the use of his name as author of the said Creation, even after the termination of his employment relationship with the Employer.

The Employee, as well as his heirs or assignees, shall be bound by these waivers.

The Employee shall inform the Employer, without delay, of any Creations realized by him (even patentable inventions and even if the Employee considers such Creations as a free creation which should be rightfully his).

19.3 Transfer of the rights

The Employee assigns and transfers to the Employer any and all intellectual property rights he owns over his Creations to the complete or partial exclusion of the rights that cannot be assigned or transferred pursuant to a provision of Luxembourg law. Should the assignment or transfer be legally restricted or prohibited at the time of the creation, the rights will be deemed assigned and/or transferred to the Employer at the date this legal limitation or prohibition stops applying.

By this global and unlimited assignment and transfer, the Employer is granted with the broadest rights to use and exploit the assigned and transferred intellectual property rights.

For the rights not requiring any filing or registration, the assignment and transfer is deemed as taking place as and when the work is in progress.

The assignment and transfer applies to, but is not limited to, all the following intellectual property rights: copyrights (including copyrights on program and software) and related rights (including the right of reproduction, distribution, communication to the public, renting and lending), sui generis rights of the author or designer of databases, trademarks, industrial designs, utility models, and patents (including rights derived from supplementary protection certificates), for the entirety of the duration of their legal protection (being understood that any extension of such legal duration will benefit to the Employer) and for all current and future methods and forms of exploitation of the intellectual property rights and without any jurisdictional limitations.

The assignment and transfer apply to any and all economic and, to the maximum extent possible under Luxembourg law, moral rights existing at the date of signature of the present Contract or acquired after its signature.

The Employee undertakes to the best of his endeavors to facilitate the assignment and transfer formalities of the aforementioned rights to the Employer.

The Employee agrees that any financial compensation related to the assignment of the intellectual property rights under this Contract is fully included in the remuneration paid to the Employee in accordance with this Contract and that no further compensation will be due in this regard.

Article 19.	Access to information and data of the Employer

The Employee agrees to only access the information and Intangible Properties necessary for the proper performance of his duties during his employment relationship with the Employer. The Employee undertakes in particular not to bypass any form of protection or procedure put in place by the Employer.

Article 20.	Personal Data

The Employer undertakes to handle the personal data with respect to the Employee in accordance with the European regulation 2016/679 of 27 April 2016 on the protection of natural persons with regard to the processing of personal data and on the free movement of such data.

The personal data related to the Employee and communicated to the Employer, as data controller, for the sake of the Contract (hereafter the “Data”) may include the Employee’s contact and identification Data, photo, financial and banking information and HR-related Data such as professional experience relating to the Employee.

The Employee’s Data will be processed where necessary:

–	For the performance by the Employer of the contractual obligations towards the Employee, including for the performance of this Contract;

–
For compliance by the Employer with its legal obligations including compliance with obligations in relation to the Employee administration, obligations to ensure fair treatment and the protection of the Employee’s rights and any other obligations under labour laws and regulations;

–
For the purpose of the legitimate interests pursued by the Employer or by a third party, for instance, human resources management, activity and business planning, accounting, audit, and administrative purposes, to manage litigation and to prepare or implement any business reorganisation including in the form of sale of business, transfer, disposal, merger or acquisition;

–	In order to allow the monitoring of information and communications systems to the extent and for the purposes permitted under applicable law.

The Employer undertakes not to use the Data for purposes other than those for which it has been collected and such Data shall not be stored for a period longer than necessary for the realization of such purposes.

To achieve the purposes described above, the Employer may make such information available as may be required or authorized by law, to third parties such as third parties providing products or services to the Employer (e.g. advisers, IT system suppliers, payroll administrators, pension scheme administrators, financial intermediaries, auditors, tax and accounting service providers, Employer secretarial service providers), regulatory, public or judicial authorities and affiliated or related companies of the Employer.

Certain countries in which third parties may be located are outside the EEA and are not deemed by the European Commission as offering the same level of protection of Data as the one of the European Union (“Third Countries”).

Data transfers to recipients that are located in Third Countries may, depending on the nature of the transfer:

–
be authorized under applicable data protection laws, as the case may be, as such transfer is necessary for the performance or execution of a contract concluded in the interest of the Employee or for the establishment, exercise or defence of legal claims or for the performance of the Contract between the Employee and the Employer; or,

–
be otherwise covered by appropriate safeguards such as standard contractual clauses approved by the European Commission, in which case the concerned Employee may obtain a copy of such safeguards upon request.

In relation to the Data processed as described above, the Employee has a right to:

–	access, free of charge at reasonable intervals, his Data and information relating to its processing;

–	rectify without undue delay any inaccurate or incomplete Data;

–
seek the erasure of his Data without undue delay when the use or other processing of his/her Data is no longer necessary for the purposes described above where the processing is not or no longer lawful for any reasons, when the erasure is necessary to comply with applicable law or when Employee objects to the processing in the absence of any overriding legitimate ground for carrying out such processing;

–	object, on grounds relating to his particular situation, to any processing based on the Employer’s legitimate interests;

–
receive the Data concerning him and transmit them to another data controller to the extent that the legitimacy of the processing lies on contractual performance and the processing is carried out by automated means; and

–
seek the restriction of the processing notably when the accuracy of the Data is contested or when the processing is not or no longer compliant with applicable law and he has objected to the erasure of the Data.

No automated decisions will be made in relation to the Data processed.

In addition, the Employee has a right to file a complaint with the Luxembourg data protection authority (the Commission Nationale pour la Protection des Données) or with his local data protection authority if he does not reside in Luxembourg, in case the Employee has concerns about the processing of his Data.

The Employee has the right to refuse to provide the Employer with his Data, but the Employee is aware that not providing the Employers with some of the above Data (e.g. Data requested at the time of the Employee’s recruitment) would unfortunately prevent the Employer from entering into the Contract or maintaining any ongoing agreement with the Employee. Indeed, the Employee has, if he is in a contractual relationship with the Employer, the obligation to provide the Employer with certain Data.

For any question regarding his Data or for exercising his rights mentioned above, the Employee is invited to contact his HR manager or the Employer at the following email address:msifo@swmintl.com.

The Employee acknowledges that he has read and understands the Company’s Human Resources Privacy Policy in force and as amended from time to time (the “Privacy Policy”), which provides necessary and mandatory information on the way the Company collects, stores and generally processes personal data of the Employee, including information on the rights of the Employee in relation to the processing of his/her personal data by the Company. The Privacy Policy supersedes this Article 20 in case of conflict or discrepancy.

Article 21.	Medical examination of capacity for work

The Employee shall be bound to submit himself to a medical examination provided for by articles L-326-1 and seq. of the Luxembourg Labour Code. Should the Employee be declared unfit for work as provided for in the Contract, the Contract shall be terminated ipso jure.

Article 22.	Internal regulation

The Employee shall comply with any internal regulation and/or policies that may be implemented by the Company, as the case may be, and shall be duly notified to him.

Article 23.	Severability

The invalidity or unenforceability of any provision of this Contract shall not affect the validity or enforceability of any other provision of this Contract, which shall remain in full force and effect.

Article 24.	Applicable law and Jurisdiction

This Contract shall be governed by and construed in accordance with the laws of the Grand-Duchy of Luxembourg, without regard to its conflict of law provisions. Matters not expressly provided for in this Contract, shall be governed by applicable Luxembourg laws and regulations and notably by the Labour Code, as amended from time to time. To the extent permitted by Luxembourg law, the courts of Luxembourg shall have exclusive jurisdiction over any dispute arising under this Contract.

Executed in Luxembourg on October 18, 2019 in two originals, each of the Parties declaring having received one original.

/s/ Omar Hoek                          /s/ D. Ronald Surbey
Omar Hoek                            The Employer
The Employee                            SWM Luxembourg
By: D. Ronald Surbey
Director